EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-214580 on Form S-3 and Registration Statements Nos. 333-135726, 333-142694, and 333-158059 on Forms S-8 of our report dated February 16, 2017, relating to the financial statements of Portland General Electric Company and subsidiaries, and the effectiveness of Portland General Electric Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Portland General Electric Company for the year ended December 31, 2016.

/s/ Deloitte & Touche LLP

Portland, Oregon
February 16, 2017